Exhibit 2.10

MAUDORE MINERALS LTD.

Form 51-102F4

Business Acquisition Report

Item 1	Identity of Company

1.1	Name and Address of Company

Maudore Minerals Ltd (“Maudore” or the “Company”)

2000 Peel Street, suite 620

Montreal, Quebec

H3A 2W5

1.2	Executive Officer

George Fowlie, Deputy Chairman, (416) 587-9801

Item 2	Details of Acquisition

2.1	Nature of Business Acquired

On March 22, 2013, the Company acquired all of the outstanding shares of Aurbec Mines Inc. (“Aurbec”) from North American Palladium Ltd (“NAP”) in accordance with a Purchase Agreement. Aurbec owns the Sleeping Giant mill and the related tailings handling facilities, the Vezza project and several other gold properties in Quebec. The Sleeping Giant mill is located 150 km north of Val-d’Or.

2.2	Date of Acquisition

March 22, 2013.

2.3	Consideration

In consideration for the shares of Aurbec, Maudore paid:

•	$18 million cash

•	1,500,000 common shares valued at $1,518,000. The fair value of each common share was based on the average share price on the TSX Venture Exchange for the 15 days prior to the transaction date, less a discount for lack of marketability.

In addition, the following consideration will be transferred subsequently and funded from the sale of the related gold:

•	In-circuit gold inventory valued at $1,737,000. In accordance with the Purchase Agreement, the purchase consideration was adjusted dollar for dollar for the net realizable value of the in-circuit precious metals inventory at the Sleeping Giant Mill at the date of the sale. This amount, which was agreed between the parties to be equal to $1,805,030, is to be paid half on or before September 22, 2013 and the remainder on or before March 22, 2014. The agreed upon amount was discounted at an annual rate of 5.26% to reflect time of money.

•	In-liner gold inventory valued at $94,171. The Purchase Agreement also includes a provision for future settlement of amounts relating to gold contained in the liners at the Sleeping Giant mill. The valuation of the settlement amount is contingent upon future determination of gold content, pricing, and foreign exchange at the time the liners are changed. Management estimates that the total payments should not exceed $100,000, which was discounted at an annual rate of 5.26% to reflect time of money.

MAUDORE MINERALS LTD.

Form 51-102F4

Business Acquisition Report

Acquisition-related costs amounting to $2,139,447 are not included as part of consideration transferred and have been recognized in the consolidated income statement.

The Company used the acquisition method when accounting for Aurbec’s acquisition considered a business combination.

The Company funded the acquisition of Aurbec’s shares through a senior secured credit facility of $22 million provided to the Company by FBC Holdings Sarl (“FBC”). The credit facility bears interest at the rate of 15% per annum, payable quarterly in arrears, with a maturity date of March 22, 2016. In order to secure repayment of the Credit Facility, the Company granted to FBC a first-ranking charge over all of its and its subsidiaries’ present and future personal property and material real property, including specified mining rights. In consideration of the commitment made by FBC under the Credit Facility and in lieu of further structuring fees, the Company issued to FBC 1,760,000 common shares and 880,000 common share purchase warrants. Each warrant shall entitle FBC to subscribe for one common share during a period of 2 years following the date of its issuance, at a price equal to $1.08, being the closing price of common shares of the Company on the TSX Venture Exchange on March 22, 2013.

2.4	Effect on Financial Position

The effect of the acquisition of Aurbec on the Company’s financial position is described in the Company’s unaudited pro forma consolidated financial statements which are attached to this report and referred to in item 3 below.

Management changes

Maudore announced the appointment of Mr. Greg Struble, an experienced executive and mining engineer, as President and CEO, effective June 11, 2013. Mr. Tomlinson will remain Executive Chairman of the Company. With Mr. Greg Struble in place, Anne Slivitzky, interim COO, will be stepping down and will become a consultant to the Company.

2.5	Prior Valuations

No prior evaluation obtained.

2.6	Parties to Transaction

No informed person, associate or affiliate of Maudore was a party to the acquisition.

2.7	Date of Report

June 5, 2013.

MAUDORE MINERALS LTD.

Form 51-102F4

Business Acquisition Report

Item 3	Financial Statements

The following financial statements or financial information are appended to and constitute an integral part of this report:

a)	The pro forma consolidated statement of comprehensive loss that gives effect to the completion of the acquisition as at December 31, 2012.

b)	The audited financial statements of Aurbec Mines Inc. for the year ended December 31, 2012.

Maudore has not requested nor obtained the consent of KPMG LLP to incorporate by reference its auditors’ report dated June 3, 2013.

MAUDORE MINERALS LTD.

Pro Forma Consolidated Statement of Comprehensive Loss

December 31, 2012

(Unaudited, in Canadian dollars)

	For the year ended December 31, 2012
	Maudore	Aurbec	Pro Forma adjustments	Notes		Pro Forma Consolidated
	$	$	$			$
REVENUE	—	3,004,455	—			3,004,455
OPERATING EXPENSES
Production costs	—	(2,507,761)	—			(2,507,761)
Smelter treatment, refining and freight costs	—	(16,396)	—			(16,396)
Depreciation and amortization	—	(199,036)	—			(199,036)
Gold assets impairment charge	—	(56,023,000)	(2,242,162)	4ii	)	(58,265,162)
Gain on disposal of equipment	—	434,900	—			434,900
Care and maintenance	—	(1,108,302)	—			(1,108,302)

Loss from mining operations	—	(56,415,140)	(2,242,162)			(58,657,302)

OTHER EXPENSES
General and administrative expenses	(2,828,363)	(62,166)	—			(2,890,529)
Expenses related to the proxy fights	(1,687,825)	—	—			(1,687,825)
Exploration and evaluation expenses	—	(2,768,474)	2,242,162	4i	)	(526,312)

Loss from operations	(4,516,188)	(59,245,780)	—			(63,761,968)

OTHER INCOME OR EXPENSES
Interest expense and other costs	(63,313)	(37,230)	—			(100,543)
Finance costs on mine restoration provision	—	(93,457)	—			(93,457)
Interest income	86,901	37,413	—			124,314

Loss before taxes	(4,492,600)	(59,339,054)	—			(63,831,654)
Recovery of deferred income taxes and mining duty taxes	2,374,509	4 703 973	—			7,078,482

NET LOSS AND COMPREHENSIVE LOSS	(2,118,091)	(54,635,081)	—			(56,753,172)

Weighted average number of basic and diluted outstanding shares	26,825,880					30,085,880
Basic and diluted loss per share	(0.08)					(1.89)

MAUDORE MINERALS LTD.

Notes to Pro Forma Condensed Consolidated Financial Statements

December 31, 2012

(Unaudited, in Canadian dollars)

1.	BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of comprehensive loss for the year ended December 31, 2012 (“Pro Forma”) has been prepared by management of the Company in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Standard Board for illustrative purposes only, to show the effect of the acquisition of Aurbec Mines Inc. (“Aurbec”) from North American Palladium Ltd (“NAP”).

The Pro Forma has been prepared as if the transaction described in Note 3 had occurred on January 1, 2012.

In preparing the Pro Forma, the following historical information, that was prepared in accordance with IFRS, was used:

1.	The audited statement of comprehensive income of the Company for the year ended December 31, 2012; and

2.	The audited statement of operations and comprehensive loss of Aurbec for the year ended December 31, 2012.

A pro forma consolidated statement of financial position was not prepared as the acquisition of Aurbec is already reflected in the Company’s unaudited condensed consolidated interim financial statements for three-month period ended March 31, 2013, which have been filed on SEDAR.

In the opinion of the Company’s management, the Pro Forma includes all adjustments necessary for a fair presentation of the transactions described in the notes to the Pro Forma applied on a basis consistent with the Company’s accounting policies. This Pro Forma is not necessarily indicative of the financial position and results of operations that would have been achieved if the acquisition had been completed on the dates or for the period presented, nor does it claim to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. Any potential synergies that may be realized and integration costs that may be incurred after the acquisition date have been excluded from the Pro Forma.

This Pro Forma should be read in conjunction with the historical financial statements and notes of the Company and Aurbec referred to above.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the Pro Forma are set out in the Company’s audited financial statements for the year ended December 31, 2012 and also in the unaudited condensed consolidated interim financial statements for the three-month period ended March 31, 2013.

Certain revenues, expenses, gains and losses of Aurbec have been reclassified to conform to the Company’s consolidated financial statements presentation.

MAUDORE MINERALS LTD.

Notes to Pro Forma Condensed Consolidated Financial Statements

December 31, 2012

(Unaudited, in Canadian dollars)

3.	ACQUISITION OF AURBEC MINES INC.

On March 22, 2013, the Company acquired all of the outstanding shares of Aurbec from North American Palladium Ltd. in accordance with a Purchase Agreement. Aurbec owns the Sleeping Giant mill and the related tailings handling facilities, the Vezza project and several other gold properties in Quebec. The Sleeping Giant mill is located 150 km north of Val-d’Or. The acquisition is part of the Company’s strategy to become a leading Canadian gold producer capable of delivering shareholder value through the exploration, development and production of its properties.

The details of the acquisition, which was accounted for as a business combination, are as follows:

$
Fair value of consideration transferred:
Cash	18,000,000
Common shares (1,500,000 1)	1,518,000

19,518,000
Consideration that will be transferred subsequently and funded from the sale of the related gold
In-circuit gold inventory[2]	1,737,000
In-liner gold inventory [2]	94,171

Total consideration transferred	21,349,171

1	The fair value of each common share was based on the average share price on the TSX Venture Exchange for the 15 days prior to the transaction date, less a discount for lack of marketability.
2	Discounted at a annual rate of 5.26% to reflect time value of money.

Fair value assigned to identifiable assets and liabilities
Tax credits receivable	4,996,912
Accounts receivable	2,337,310
Sales tax receivable	434,095
Inventories	4,070,743
Prepaid expenses	296,717

Current assets	12,135,777
Exploration and evaluation assets	5,900,000
Property, plant & equipment	17,083,000

Non-current assets	22,983,000
Bank indebtedness	(179,159)
Accounts payable and accrued liabilities	(6,942,345)
Current portion of obligations under finance leases	(183,087)

Current liabilities	(7,304,591)
Other liabilities	(152,510)
Obligation under finance leases	(158,393)
Mine restoration provision	(6,154,112)

Non-current liabilities	(6,465,015)

Identifiable assets and liabilities	21,349,171

Difference – goodwill or (bargain purchase price)	—

MAUDORE MINERALS LTD.

Notes to Pro Forma Condensed Consolidated Financial Statements

December 31, 2012

(Unaudited, in Canadian dollars)

3.	ACQUISITION OF AURBEC MINES INC. (CONT’D)

$
Consideration transferred settled in cash	18,000,000
Cash and cash equivalents acquired	—

Net cash outflow on acquisition	18,000,000
Acquisition costs charged to expenses	2,139,447

Net cash paid related to acquisition	20,139,447

Acquisition-related costs amounting to $2,139,447 are not included as part of consideration transferred and have been recognized in the consolidated income statement, in other expenses.

The fair value of the accounts receivable acquired as part of the transaction amounted to $2,337,310 with a gross contractual amount of $2,337,310. As of the acquisition date, the Company’s best estimate of the contractual cash flow not expected to be collected amounted to $nil.

In accordance with the Purchase Agreement, the purchase consideration was adjusted dollar for dollar for the net realizable value of the in-circuit precious metals inventory at the Sleeping Giant Mill at the date of the sale. This amount, which was agreed between the parties to be equal to $1,805,030, is to be paid half on or before September 22, 2013 and the remainder on or before March 22, 2014.

The Purchase Agreement also includes a provision for future settlement of amounts relating to gold contained in the liners at the Sleeping Giant mill. The valuation of the settlement amount is contingent upon future determination of gold content, pricing, and foreign exchange at the time the liners are changed. Management estimates that the total payments should not exceed $100,000.

Excluding the expensed acquisition costs mentioned above, the acquisition of Aurbec added $73,802 to the consolidated loss for the period between March 22 and March 31, 2013. If Aurbec had been acquired at the beginning of the financial year, the Company’s loss for the reporting period would have been $1,772,727.

The fair values used in determining the initial accounting for the acquisition were determined with the assistance of external independent valuators using a combination of cost, market and income approaches whichever was most appropriate for each of the asset groups involved. The transaction did not result in the recognition of any deferred tax liabilities due to the presence of pre-existing unrecognized deferred tax assets. The initial accounting for the business combination is essentially complete, but is still subject to adjustment during the measurement period, notably with respect to the mine restoration provision, contingent considerations, contingent liabilities and the allocation of value between categories of assets.

On March 22, 2013 the Company funded the acquisition of Aurbec’s shares through a senior secured credit facility of $22 million provided to the Company by FBC Holdings Sarl (“FBC”). The credit facility bears interest at the rate of 15% per annum, payable quarterly in arrears, with a maturity date of March 22, 2016. In order to secure repayment of the Credit Facility, the Company granted to FBC a first-ranking charge over all of its and its subsidiaries’ present and future personal property and material real property, including specified mining rights.

MAUDORE MINERALS LTD.

Notes to Pro Forma Condensed Consolidated Financial Statements

December 31, 2012

(Unaudited, in Canadian dollars)

3.	ACQUISITION OF AURBEC MINES INC. (CONT’D)

In consideration of the commitment made by FBC under the Credit Facility and in lieu of further structuring fees, the Company issued to FBC 1,760,000 common shares and 880,000 common share purchase warrants. Each warrant shall entitle FBC to subscribe for one common share during a period of 2 years following the date of its issuance, at a price equal to $1.08, being the closing price of common shares of the Company on the TSX Venture Exchange on March 22, 2013.

4.	PRO FORMA ADJUSTMENTS

The Pro Forma includes the following adjustments as if the acquisition of Aurbec had occurred on January 1, 2012:

i)	$2,242,162 of exploration and evaluation expenses were capitalized, to reflect the change in accounting policy for Aurbec to comply with Maudore’s accounting policy to capitalize exploration and evaluation expenses on a property-by-property basis pending determination of the technical feasibility and commercial viability of extracting a mineral resource.

ii)	To impair the exploration and evaluation assets capitalized in note 4 i) following the impairment test Aurbec conducted as at December 31, 2012 where Aurbec concluded that the recoverable amount of the gold assets was lower than the carrying value.

5.	PRO FORMA BASIC AND DILUTED LOSS PER SHARE

The calculation of basic loss per share is based on the loss for the period divided by the weighted average number of shares in circulation during the period. In calculating the diluted loss per share, potential dilutive ordinary shares such as share options and warrants have not been included as they would have the effect of decreasing the loss per share which would be considered to be antidilutive.

Both the basic and diluted loss per share have been calculated using the loss attributable to the shareholders of the Company as the numerator.

December 31,
2012
$
Pro Forma net loss and comprehensive loss	(56,753,172)
Weighted average number of shares outstanding of the Company
- basic and diluted	26,825,880
Shares issued for the acquisition of Aurbec	1,500,000
Shares issued to FBC to finance the acquisition of Aurbec	1,760,000

Pro Forma weighted average number of shares outstanding
- basic and diluted	30,085,880
Pro Forma - Basic and diluted loss per share	(1.89)

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Fax	(416) 777-8818
Bay Adelaide Centre	Internet	www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON M5H 2S5

INDEPENDENT AUDITORS’ REPORT

To Board of Directors of Maudore Minerals Ltd.

We have audited the accompanying financial statements of Aurbec Mines Inc. (formerly “NAP Quebec Mining Ltd.”), which comprise the balance sheet as at December 31, 2012, the statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our qualified audit opinion on the financial performance and cash flows and our unmodified audit opinion on the financial position.

Basis for Qualified Opinion on the Financial Performance and Cash Flows

We were appointed as auditors of Aurbec Mines Inc. during the current year. We did not observe the counting of the physical inventories at the beginning of the year. We were not able to satisfy ourselves by alternative means concerning inventory quantities held at January 1, 2012. Since opening inventories enter into the determination of the financial performance and cash flows, we were unable to determine whether adjustments might have been necessary in respect of the income reported in the statement of operations and comprehensive loss and the components of

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

cash flows from operating activities reported in the statement of cash flows for the year ended December 31, 2012.

Opinion on the Financial Performance and Cash Flows

In our opinion, except for the possible effects of the matter described in the Basis for Qualified Opinion paragraph, the statement of operations and comprehensive loss and the statement of cash flows present fairly, in all material respects, the financial performance and cash flows of Aurbec Mines Inc. for the year ended December 31, 2012 in accordance with International Financial Reporting Standards.

Unmodified Opinion on the Financial Position

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Aurbec Mines Inc. as at December 31, 2012 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes that the Company has incurred a loss for the year ended December 31, 2012 amounting to $54,635 (2011 - $69,547) and used cash from operating activities of $8,055 (2011 - $12,056) and as at December 31, 2012, had an accumulated deficit of $160,428 ($105,793 as at December 31, 2011). These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

Chartered Accountant, Licensed Public Accountants

Toronto, Canada

June 3, 2013

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Balance Sheets

(expressed in Canadian dollars)

	December 31 2012	December 31 2011 (Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$552,567	$70,908
Tax credit and mining tax receivable	4,521,773	4,423,683
Inventories – Note 4	7,256,625	7,704,244
Other assets – Note 5	769,887	2,840,523

	13,100,852	15,039,358
Mining interests and Property, Plant and Equipment – Note 6	16,712,969	44,432,939
Reclamation deposit	—	1,769,156

Total Assets	$29,813,821	$61,241,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities – Note 7	$5,908,364	$12,183,878
Provisions – Note 8	—	1,000,000
Current portion of obligations under finance lease – Note 10	49,976	189,749
Advances from North American Palladium Ltd. (“NAP”) – Note 11	104,113,114	106,932,369

	110,071,454	120,305,996
Asset retirement obligations – Note 9	6,104,938	6,976,213
Obligations under finance lease – Note 10	10,700	28,346
Deferred mining tax liability – Note 18	—	4,264,000

Total Liabilities	116,187,092	131,574,555

Shareholders’ Equity
Common shares authorized: unlimited common shares
Outstanding common shares	74,027,404	35,432,492
Contributed surplus	27,750	27,750
Deficit	(160,428,425)	(105,793,344)

Total shareholders’ equity	(86,373,271)	(70,333,102)

Total Liabilities and Shareholders’ Equity	$29,813,821	$61,241,453

Nature of operations and going concern – Note 1

Commitments and contingencies – Notes 14 and 16

See accompanying notes to the financial statements

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Statement of Operations and Comprehensive Loss

(expressed in Canadian dollars)

	December 31 2012	December 31 2011 (Unaudited)
Revenue – Note 15	$3,004,455	$26,812,280

Operating expenses
Production costs	2,507,761	31,941,654
Smelter treatment, refining and freight costs	16,396	54,340
Depreciation and amortization – Note 6(a)	199,036	7,459,801
Gold assets impairment charge – Note 6(b)	56,023,000	47,394,273
Gain on disposal of equipment	(434,900)	(26,860)
Care and maintenance	1,108,302	1,448,000

Total operating expenses	59,419,595	88,271,208

Loss from mining operations	(56,415,140)	(61,458,928)

Other expenses
General and administration	62,166	108,395
Exploration	2,768,474	6,728,343
Interest income	(37,413)	(33,521)
Interest expense and other costs	130,687	111,017

Total other expenses	2,923,914	6,914,234

Loss before taxes	(59,339,054)	(68,373,162)
Income and mining tax expense (recovery) – Note 18	(4,703,973)	1,174,192

Loss and comprehensive loss for the year	$(54,635,081)	$(69,547,354)

See accompanying notes to the financial statements

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Statements of Cash Flows

(expressed in Canadian dollars)

	December 31 2012	December 31 2011 (Unaudited)
Cash provided by (used in)
Operating Activities
Net loss for the year	$(54,635,081)	$(69,547,354)
Gold mine change in asset retirement obligation – Note 9	(1,448,000)	2,214,067
Operating items not involving cash
Depreciation and amortization	199,036	7,459,801
Asset impairment charge	56,023,000	47,394,273
Deferred income and mining tax expense (recovery)	(4,264,000)	3,057,000
Asset retirement costs	93,457	45,298
Stock based compensation and employee benefits	229,161	336,892
Interest expense	37,230	65,719
Gain on disposal of equipment	(434,900)	(26,860)

	(4,200,097)	(9,001,164)
Changes in non-cash working capital – Note 17 (a)	(3,855,193)	(3,054,555)

	(8,055,290)	(12,055,719)

Financing Activities
Common shares issued to NAP	$38,532,751	$—
Interest paid	(37,230)	(65,719)
Finance (repayment) of obligations under capital leases	(160,419)	154,140
Advances (to)/from North American Palladium	(2,214,255)	51,915,172

	36,120,847	52,003,593

Investing Activities
Additions to mining interests	(28,018,798)	(37,900,976)
Proceeds on disposal of mining interests	434,900	37,416

	(27,583,898)	(37,863,560)

Increase in cash and cash equivalents	481,659	2,084,314
Cash and cash equivalents, beginning of year	70,908	(2,013,406)

Cash and cash equivalents, end of year	$552,567	$70,908

Supplementary information – Note 17 (b)

See accompanying notes to the financial statements

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Statements of Changes in Shareholders’ Equity

(expressed in Canadian dollars)

	Share	Accumulated	Contributed	Total
	capital	deficit	surplus	equity
Balance at January 1, 2011 (unaudited)	$35,034,743	$(36,245,990)	$27,750	$(1,183,497)
Stock based compensation:
Stock based compensation	397,749	—	—	397,749
Loss for the year	—	(69,547,354)	—	(69,547,354)

Balance at December 31, 2011 (unaudited)	$35,432,492	$(105,793,344)	$27,750	$(70,333,102)

Balance at January 1, 2012	$35,432,492	$(105,793,344)	$27,750	$(70,333,102)
Common shares issued
Shares issued to North American Palladium	38,532,751	—	—	38,532,751
Stock based compensation:
Stock based compensation	62,161	—	—	62,161
Loss for the year	—	(54,635,081)	—	(54,635,081)

Balance at December 31, 2012	$74,027,404	$(160,428,425)	$27,750	$(86,373,271)

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

1. NATURE OF OPERATIONS

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”) (the “Company”), a 100% wholly owned subsidiary of North American Palladium Ltd. (“NAP”) at December 31, 2012, is domiciled in Canada and was incorporated on May 10, 2006 under the Canadian Business Corporations Act. The Company is in the business of exploring and mining gold.

On March 22, 2013, NAP divested of its 100% interest in the Company through the disposal of all of the outstanding shares held by NAP to Maudore Minerals Ltd. (“Maudore”) and the Company changed its name to Aurbec Mines Inc. on April 17, 2013 (note 19).

At December 31, 2012, the Company’s primary assets are the Sleeping Giant mill and Vezza gold project, located in the Abitibi region in Quebec, Canada. The Company’s other Québec based properties consist of the Discovery, Flordin, Cameron Shear, Florence, Laflamme Gold, Dormex, Montbray and Harricana properties.

The financial statements have been prepared on a going concern basis which assumes the realization of the Company’s assets and settlement of the Company’s liabilities and obligations in the normal course of business. The Company has not yet generated any income or cash flows from operating activities. The Company incurred a loss for the year ended December 31, 2012 amounting to $54,635 (2011 - $69,547) and used cash from operating activities of $8,055 (2011 - $12,056), and as at December 31, 2012, had an accumulated deficit of $160,428 ($105,793 as at December 31, 2011). As at December 31, 2012, the Company’s current liabilities exceeded current assets in the amount of $96,971 ($105,267 as at December 31, 2011). The Company depends on its shareholder for financing, and as at December 31, 2012 had aggregate advances due to NAP of $104,113 with no fixed terms of repayment and, accordingly, such advances could be demanded for repayment. The Company’s ability to continue as a going concern is dependent upon continued support from the shareholder or the Company’s ability to access alternative sources of financing. These conditions represent material uncertainties that may cast significant doubt regarding the Company’s ability to continue as a going concern.

The carrying amounts of assets, liabilities, revenues and expenses presented in the financial statements have not been adjusted as may be required if the going concern assumption was not appropriate.

2. BASIS OF PRESENTATION

Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), applicable to the preparation of these financial statements, including IAS 1 Presentation of Financial Statements.

These financial statements were authorized for issuance by the Board of Directors of Aurbec Mines Inc. on June 3, 2013.

Basis of Measurement

These financial statements have been prepared on the historical cost basis.

Functional and Presentation Currency

These financial statements are presented in Canadian dollars, which is the Company’s functional currency. All financial information is expressed in thousands of Canadian dollars, except share, tonnes per day and metal prices.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Use of Judgments and Estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates and assumptions relate to recoverability of mining operations and mineral exploration properties. While management believes that these estimates and assumptions are reasonable, actual results could vary significantly.

(a) Critical judgments

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following note:

Note 9 – Asset retirement obligations and reclamation deposits

(b) Commencement of commercial production

The Company assesses the stage of its construction in progress to determine when it declares the start of commercial production. The criteria used to assess the start date are determined based on the unique nature of the project, such as the complexity of the project and its location. The Company considers various relevant criteria to assess when the project is substantially complete and ready for its intended use in the manner as intended by management. Then it will reclassify the assets from “mine development” to “property, plant, and equipment. Some of the criteria will include, but are not limited to the following:

•	The level of capital expenditure compared to the construction cost estimates;

•	Completion of a reasonable period of testing of the mine plant and equipment;

•	Ability to produce concentrates in saleable form (without specifications);

•	Ability to sustain ongoing production of minerals at a minimum 60% of its design capacity.

When the project moves into the production stage, the capitalization of certain mine development costs ceases and costs are either regarded as inventory or expensed, except for costs that qualify for capitalization relating to mining asset additions or improvements, mine development or mineable reserve development. It is also at this point that amortization commences.

(c) Key estimates and assumptions

Certain assumptions are dependent upon reserves, which represent the estimated amount of ore that can be economically and legally extracted from the Company’s properties. In order to estimate reserves, assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, transportation costs, commodity prices and exchange rates. Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analyzing geological data such as drilling samples. This process may require complex and difficult geological judgments to interpret the data. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Because the economic assumptions used to estimate reserves change from period to period and additional geological data is generated during the course of operations, estimates of reserves may change from period to period.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Changes in reported reserves may affect the Company’s financial results and financial position in a number of ways, including the following:

(i)	Asset carrying values including mining interests may be affected due to changes in estimated future cash flows;

(ii)	Depreciation and amortization charged in the statement of operations, comprehensive loss and deficit may change or be impacted where such charges are determined by the units of production basis, or where the useful economic lives of assets change;

(iii)	Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves affect expectations about the timing or cost of these activities; and (iv) The carrying value of deferred tax assets may change due to changes in estimates of the likely recovery of the tax benefits.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 18 – Income taxes

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently for all periods presented in these financial statements, unless otherwise indicated.

Revenue

Revenue from the sale of gold-silver doré bars from Sleeping Giant is recognized when the significant risks and rewards of ownership have transferred to the buyer and selling prices are known or can be reasonably estimated.

As at the date of these financial statements, the Vezza project was not yet considered to be in commercial production, therefore revenues from the sale of gold and silver produced during the start-up phase has been subtracted from mine development costs that are being capitalized as part of the property, plant and equipment.

Gold and Supplies Inventories

Gold inventory are valued at the lower of average production cost (including an allocation of the depreciation of production related assets) and net realizable value. Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date. Supplies inventory is valued at the lower of average cost and net realizable value.

Mining Interests

(a)	Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and borrowing costs on qualifying assets for which the commencement date for capitalization is on or after January 1, 2010. The Company capitalizes interest on major projects where direct indebtedness has occurred.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or major components of property, plant and equipment.

Spare parts and servicing equipment are usually carried as inventory and recognized in profit or loss as consumed. However, major spare parts and stand-by equipment qualify as property, plant and equipment when the Company expects to use them during more than one period. Similarly, if the spare parts and servicing equipment can be used only in connection with an item of property, plant and equipment, they are accounted for as property, plant and equipment.

Exploration costs relating to properties are charged to earnings in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of reserve potential, subsequent exploration expenditures are capitalized. Determination as to reserve potential is based on the results of studies, which indicate whether production from a property is economically feasible. Upon commencement of commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves. Capitalized exploration costs, net of salvage values, relating to a property that is later abandoned or considered uneconomic for the foreseeable future, are written off in the period the decision is made. No amortization is provided in respect of mine development expenditures until commencement of commercial production. Any production revenue earned prior to commercial production, net of related costs, is offset against the development costs.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized net within other income in profit or loss.

(b)	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized at the carrying amount of the item if it is probable that the future economic benefits embodied within the item will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

(c)	Depreciation and amortization

Mining interests relating to plant and equipment, mining leases and claims, royalty interests, and other development costs are recorded at cost with depreciation and amortization provided on the unit-of-production method over the estimated remaining ounces of gold to be produced based on the proven and probable reserves.

Mining interests relating to small vehicles and certain machinery with a determinable expected life are recorded at cost with depreciation provided on a straight-line basis over their estimated useful lives, ranging from three to seven years, which most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Straight-line depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value.

Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately using the unit-of-production or straight-line method as appropriate. Costs relating to land are not amortized.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Financial Instruments

(a)	Non-derivative financial assets

The Company initially recognizes loans and receivables and deposits on the date they originated. All other financial assets (including assets designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial instruments are measured on initial recognition at fair value plus, in the case of instruments other than those classified as “fair value through profit and loss”, directly attributable transaction costs.

The Company has the following non-derivative financial assets: financial assets at fair value through profit or loss and loans and receivables.

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. These financial instruments are measured at fair value, and changes therein are recognized in the Consolidated Statements of Operations and Comprehensive Loss.

Financial assets classified as loans and receivables are measured subsequent to initial recognition at amortized cost using the effective interest method, less any impairment losses. The Company’s loan and receivables are included in other assets. Cash and cash equivalents are stated at fair value and include cash on account less outstanding cheques, demand deposits and short-term guaranteed investments with original maturities of three months or less.

(b)	Non-derivative financial liabilities

The Company initially recognizes debt securities issued and subordinated liabilities on the date they originated. All other financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. Financial assets and liabilities are offset and the net amount presented in the consolidated balance sheet when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company has the following non-derivative financial liabilities: long-term debt, finance leases, loans and borrowings, bank overdrafts, and trade and other payables.

Such financial liabilities are designated initially at fair value through profit or loss, and recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are designated at amortized cost and are measured at amortized cost using the effective interest method.

Impairment

The carrying amounts of the Company’s non-financial assets, excluding inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. Impairment is assessed at the level of cash-generating units (“CGUs”). An impairment loss is recognized in the Statement of Operations and Comprehensive Loss for any excess of carrying amount over the recoverable amount.

Impairment is determined for an individual asset unless the asset does not generate cash inflows that are independent of those generated from other assets or groups of assets, in which case, the individual assets are grouped together into CGUs for impairment purposes.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

The recoverable amount of an asset or CGU is the greater of its “value in use” and its “fair value less costs to sell”. In assessing value in use, estimated future cash flows expected to arise from the continuing use and ultimate disposal of the asset or CGU are discounted to present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is recognized in the Statement of Operations and Comprehensive Loss if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss on non-financial assets other than goodwill is reversed if there has been a change in the estimates used to determine the recoverable amount, only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

Compensation Agreements

Share-based payment transactions

The grant date fair value of equity-classified share-based payment awards granted to employees is recognized as an employee expense, over the period that the employees unconditionally become entitled to the awards and a corresponding payable to NAP. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

Share-based payment arrangements in which the Company receives goods or services as consideration for equity instruments of NAP are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Company.

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(a)	Production Obligations

A provision for an obligation based on achieving specific production targets is recognized when the Company, based on estimates of recoverable minerals and planned production in the current mine plan for each property, determines the production target expected to be achieved.

(b)	Asset Retirement Obligations

In accordance with Company policies, asset retirement obligations relating to legal and constructive obligations for future site reclamation and closure of the Company’s mine sites are recognized when incurred and a liability and corresponding asset are recorded at management’s best estimate. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

The amount of any liability recognized is estimated based on the risk-adjusted costs required to settle present obligations, discounted using a pre-tax risk-free discount rate consistent with the time period of expected cash flows. When the liability is initially recorded, a corresponding asset retirement cost is recognized as an addition to mining interests and amortized using the unit of production method.

The liability for each mine site is accreted over time and the accretion charges are recognized as a finance cost in the Statement of Operations and Comprehensive Loss. The liability is subject to re-measurement at each reporting date based on changes in discount rates and timing or amounts of the costs to be incurred. Changes in the liability, other than accretion charges, relating to mine rehabilitation and restoration obligations, which are not the result of current production of inventory, are added to or deducted from the carrying value of the related asset retirement cost in the reporting period recognized. If the change results in a reduction of the obligation in excess of the carrying value of the related asset retirement cost, the excess balance is recognized as a recovery through profit or loss in the period.

Foreign Currency Translations

The reporting and functional currency of the Company is the Canadian dollar. Accordingly, the Company translates monetary assets and liabilities denominated in foreign currency at the rate of exchange prevailing at the balance sheet dates, non-monetary assets and liabilities denominated in foreign currency at the rate in effect at the date the transaction occurred and revenues and expenses denominated in foreign currency at the exchange rate in effect during the applicable accounting period. All resulting foreign exchange gains and losses are recorded in the Statement of Operations and Comprehensive Loss.

Income and mining taxes

Income tax expense is comprised of current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences:

(i)	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

(ii)	temporary differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future; and

(iii)	temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income or mining taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Adoption of New Accounting Standards

The following new accounting standards have been adopted by the Company.

IFRS 7 Financial Instruments: Disclosures

The amendments to IFRS 7 require disclosure of information that enables users of financial statements to understand the relationship between transferred financial assets that are not derecognized in their entirety and the associated liabilities; and to evaluate the nature of, and risks associated with, the entity’s continuing involvement in derecognized financial assets. This update is effective for years beginning on or after July 1, 2011. Where applicable, disclosures in these financial statements have been prepared in accordance with the Company’s adoption of this standard.

New standards and interpretations not yet adopted

The following new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2012 or have otherwise not yet been adopted by the Company. The Company is evaluating the impact, if any, of the adoption of the standards will have on the disclosures in the Company’s financial statements:

IFRS 9 Financial Instruments: Classification and Measurement

This is the first part of a new standard on classification and measurement of financial assets that will replace IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 has two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. A debt instrument is at amortized cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest. Otherwise, it is at fair value through profit or loss. An update to IFRS 9 includes guidance on financial liabilities and derecognition of financial instruments. This standard and the related update are effective for years beginning on or after January 1, 2015. This amendment is presently not expected to impact the financial statements of the Company.

IAS 1 Presentation of Financial Statements

This standard is amended to change the disclosure of items presented in other comprehensive income (“OCI”), including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendment is effective for reporting years beginning on or after July 1, 2012. This amendment is presently not expected to impact the financial statements of the Company.

IAS 19 Employee Benefits

The standard is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits, and provides expanded disclosure requirements. The amendment is effective for annual periods beginning on or after January 1, 2013. This amendment is presently not expected to impact the financial statements of the Company.

IAS 32 Financial Instruments: Presentation

This standard is amended to clarify requirements for offsetting of financial assets and financial liabilities. The amendment is effective for annual periods beginning on or after January 1, 2014. Management is evaluating the impact, if any, the adoption of this amendment to IAS 32 will have on the disclosures in its financial statements.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

New Standards Addressing the Scope of a Reporting Entity

The following IFRS standards are introduced and IAS standards amended accordingly, for which the Company is evaluating the impact, if any, adoption of the standards will have on the disclosures in the Company’s financial statements:

IFRS 10 Consolidated Financial Statements

This standard replaces the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements, and SIC-12, Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control under IFRS so that the same criteria are applied to all entities to determine control.

IFRS 11 Joint Arrangements

This standard replaces IAS 31, Interests in Joint Ventures. IFRS 11 reduces the types of joint arrangements to two: joint ventures and joint operations. IFRS 11 requires the use of equity accounting for interests in joint ventures, eliminating the existing policy choice of proportionate consolidation for jointly controlled entities under IAS 31. Entities that participate in joint operations will follow accounting much like that for jointly controlled assets and jointly controlled operations under IAS 31.

IFRS 12 Disclosures of Interests in Other Entities

This standard sets out the disclosure requirements for entities reporting under IFRS 10 and IFRS 11, and replaces the disclosure requirements currently found in IAS 28, Investments in Associates.

IAS 27 Consolidated and Separate Financial Statements

This standard is renamed “Separate Financial Statements” and deals solely with separate financial statements, the guidance for which remains unchanged.

All above standards and amendments are effective for reporting years beginning on or after January 1, 2013.

IFRS 13 Fair Value Measurement

The new standard provides a single source of guidance on how to measure fair value where its use is already required or permitted by other IFRS and enhances disclosure requirements for information about fair value measurements. The standard is effective for reporting years beginning on or after January 1, 2013. The Company is currently evaluating the impact of adoption on the financial statements.

IFRIC 20 - Stripping Costs in the Production Phase of a Surface Mine

On October 20, 2011, the IASB issued a new interpretation, IFRIC 20, to address accounting issues regarding waste removal costs incurred in surface mining activities during the production phase of a mine, referred to as production stripping costs. The new interpretation addresses the classification and measurement of production stripping costs as either inventory or as a tangible or intangible non-current ‘stripping activity asset’. The standard also provides guidance for the depreciation or amortization and impairment of such assets.

IFRIC 20 is effective for reporting years beginning on or after January 1, 2013, although earlier application is permitted. This amendment is presently not expected to impact the financial statements of the Company, since the Company has been operating underground mine or project.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

4. INVENTORIES

Inventories consist of the following:

	2012	2011
		(Unaudited)
Supplies	$1,727	$1,441
Stockpiles	1,167	1,765
Gold in circuit	2,655	2,404
Finished gold	1,708	2,094

	$7,257	$7,704

Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.

Supplies inventory of $1,142 (2011 - $3,732) were utilized during the year ended December 31, 2012.

5. OTHER ASSETS

Other assets consist of the following:

	2012	2011
		(Unaudited)
Prepaids	$264	$314
GST and QST receivable	492	2,503
Other	14	24

	$770	$2,841

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

6. MINING INTERESTS AND PROPERTY, PLANT AND EQUIPMENT

(a) Mining interests and Property, Plant and Equipment are comprised of the following:

	Plant and equipment	Underground mine development	Equipment under finance lease	Mining leases and claims, royalty interest and development	Exploration properties	Total
Cost or deemed cost
Balance at January 1, 2011 (unaudited)	$9,688	$38,877	$26	$1,000	$21,873	$71,464
Revaluation of asset retirement obligation (“ARO”) assets	21	—	—	—	—	21
Additions	2,134	6,981	274	—	28,512	37,901
Disposals	(22)	—	—	—	—	(22)

Balance at December 31, 2011 (unaudited)	$11,821	$45,858	$300	$1,000	$50,385	$109,364

Balance at January 1, 2012	$11,821	$45,858	$300	$1,000	$50,385	$109,364
Revaluation of ARO assets	483	—	—	—	—	483
Additions	744	68	609	—	26,665	28,086

Balance at December 31, 2012	$13,048	$45,926	$909	$1,000	$77,050	$137,933

Depreciation and impairment losses
Balance at January 1, 2011 (unaudited)	$2,920	$6,848	$6	$314	$—	$10,088
Depreciation for the period	2,134	5,101	79	146	—	7,460
Impairment loss (Reversal)	1,674	33,567	—	480	11,673	47,394
Disposals	(11)	—	—	—	—	(11)

Balance at December 31, 2011 (unaudited)	$6,717	$45,516	$85	$940	$11,673	$64,931

Balance at January 1, 2012	$6,717	$45,516	$85	$940	$11,673	$64,931
Depreciation for the period	160	22	17	—	—	199
Impairment loss (Reversal)	—	—	—	—	56,023	56,023
Reclassifications	12	—	(60)	60	55	67

Balance at December 31, 2012	$6,889	$45,538	$42	$1,000	$67,751	$121,220

Carrying value December 31, 2011 (unaudited)	$5,104	$342	$215	$60	$38,712	$44,433

Carrying value December 31, 2012	$6,159	$388	$867	$—	$9,299	$16,713

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

(b)	Asset impairment charge

At December 31, 2012, the Company tested its gold assets for impairment using the fair value of the expected purchase consideration less cost to sell as the recoverable amount. In performing the impairment test, the Company concluded that the recoverable amount of the gold assets was lower than the carrying value. As a result, the Company has recognized an impairment loss of $56,023 million for the year ended December 31, 2012.

The Company announced on January 17, 2012 that it was discontinuing production at the Sleeping Giant mine.

After reviewing various mining scenarios, the Company concluded that mining would likely continue at high costs given the lack of grade continuity, with insufficient operating margin to justify continuing operations. The Company has therefore ceased mining operations at Sleeping Giant, resulting in a non-cash impairment charge on its gold assets of $47,394 for the year ended December 31, 2011.

(c)	Impairment assessments

The following outlines the Company’s methodology in assessing impairments and determining recoverable amounts, as necessary in accordance with the Company’s impairment accounting policy.

Existing mining interests

The Company reviews mining plans for the remaining life of each property to determine the value of its existing mining properties, related assets, and cash-generating units. Future cash flows are estimated based on quantities of recoverable minerals, production levels, and cash cost of production and capital and reclamation expenditures, all based on detailed life-of-mine plans and projections. The term “recoverable minerals” refers to the estimate of recoverable production from measured, indicated and inferred mineral resources that are considered economically mineable and are based on management’s confidence in converting such resources to proven and probable reserves. Also, future cash flows are taking into consideration expected gold, and other commodity prices (silver) and expected foreign exchange rates (considering current, historical and expected future prices and foreign exchange rates and related factors). The estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Significant changes in mine plans can occur as a result of mining experience, new discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology and other factors. The Company reviews its accounting estimates and adjusts these estimates based on recoverable minerals determined by the Company in the current mine plan. Assumptions underlying future cash flow estimates are subject to risk and uncertainty. Any differences between significant assumptions and market conditions such as metal prices, exchange rates, recoverable metal, and/or the Company’s operating performance could have a material effect on the Company’s ability to recover the carrying amounts of its long-lived assets resulting in possible additional impairment charges.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of:

	2012	2011
		(Unaudited)
Accounts payable	$3,324	$8,771
Accrued liabilities	2,584	3,413

Accounts payable and accrued liabilities	$5,908	$12,184

8. PROVISIONS

In conjunction with the acquisition of the assets of Sleeping Giant in 2009 from “Iamgold-Québec Management Inc.”, the Company assumed an obligation in the amount of $1.0 million, payable in cash or by the issuance of common shares of NAP, upon achieving a specified production target of 300,000 milled tons of ore at Sleeping Giant mill. Based on production results, the Company achieved the production target in the last quarter of 2012. Settlement occurred in the first quarter of 2013 by the issuance of shares from NAP.

9. ASSET RETIREMENT OBLIGATIONS

At December 31, 2012, the asset retirement and the related mine restoration deposit are as follows:

2012
Asset retirement obligation, beginning of the year	$6,976
Change in discount rate and estimated closure costs	483
Asset retirement change in the provision	(1,448)
Accretion expense	94

Asset retirement obligation, end of the year	$6,105

Property	Expected timing of cash flows	Asset retirement obligation (discounted)	Mine closure plan requirement	Letter of credit outstanding	Undiscounted asset retirement obligation
Sleeping Giant mill[1]	2021	$4,982	$1,920	$1,880	$5,803
Sleeping Giant mine[1]	2013	668	—	—	668
Vezza gold project[1]	2021	455	—	—	533

		$6,105	$1,920	$1,880	$7,004

[1]	The mine closure plan requirement and the letter of credit outstanding for the Sleeping Giant mill are inclusive of the requirements for the Sleeping Giant mine and the Vezza gold project.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Asset retirement obligations are comprised of the following as at December 31, 2011 (unaudited):

Property	Expected timing of cash flows	Asset retirement obligation (discounted)	Mine closure plan requirement	Letter of credit outstanding	Undiscounted asset retirement obligation
Sleeping Giant mill[1]	2021	$4,426	$1,920	$1,769	$5,360
Sleeping Giant mine[1]	2012	2,116	—	—	1,448
Vezza gold project[1]	2021	434	—	—	533

		$6,976	$1,920	$1,769	$7,341

[1]	The mine closure plan requirement and the letter of credit outstanding for the Sleeping Giant mill are inclusive of the requirements for the Sleeping Giant mine and the Vezza gold project.

The key assumptions applied for determination of the ARO obligation are as follows as at:

	At December 31 2012	At December 31 2011
		(Unaudited)
Inflation	2.00	2.00
Market risk	5.00	5.00
Discount rate	1.71	1.93

The asset retirement obligation may change materially based on future changes in operations, costs of reclamation and closure activities, and regulatory requirements. During 2012, the mine closure obligations for the Sleeping Giant mine and Vezza Gold Project were revised to reflect the Company’s most current closure cost estimates, expected mine lives and market rate assumptions.

10. LEASES

At the respective reporting dates, the Company was party to the following lease arrangements:

FINANCE LEASES (OBLIGATIONS UNDER FINANCE LEASES)

The Company leases equipment under a number of finance lease agreements. Some leases provide the Company with the option to purchase the equipment at a beneficial price. The leased equipment secures the lease obligations.

The following is a schedule of future minimum lease payments under finance leases together with the present value of the net minimum lease payments at each reporting date:

	December 31, 2012			December 31, 2011 (Unaudited)
	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than one year	$51	$1	$50	$194	$4	$190
Between one and five years	12	1	11	30	2	28

	$63	$2	$61	$224	$6	$218
Less current portion			50			190

			$11			$28

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

OPERATING LEASES

The Company, from time to time, enters into leasing arrangements for production and other equipment under a number of operating leases. These leases are generally short-term in nature and subject to cancellation clauses. The Company periodically reviews the nature of these leases to identify if there have been any significant changes to the terms and use of the items under operating lease which would require reclassification as a finance lease. Such changes are considered to indicate a renewal of the lease terms and the reclassification is applied prospectively from the date the revised lease terms become effective.

The following schedule provides the future minimum lease payments under non-cancellable operating leases outstanding at each of the reporting dates:

	At December 31 2012	At December 31
		2011
		(Unaudited)
Less than one year	$1,239	$680
Between one and five years	2,625	289
More than five years	—	—

	$3,864	$969

The total minimum lease payments recognized in expense during each of the stated year end periods are as follows:

	At December 31	At December 31
	2012	2011
		(Unaudited)
Minimum lease payments expensed	$1,381	$634

11. RELATED PARTY TRANSACTIONS

Transactions with key management personnel

Key management personnel compensation

The Company provides non-cash benefits to members of key management.

Summary of key management personnel compensation

	December 31 2012	December 31
		2011
		(Unaudited)
Short-term employee benefits	$1,211	$1,282
Share-based payments	62	398

	$1,273	$1,680

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Transactions with the other related parties

During the year, the Company entered into the following transactions:

	December 31 2012	December 31
		2011
		(Unaudited)
Advance to NAP	$(66,180,386)	$(14,470,510)
Advance from NAP	65,410,753	64,824,571
Repayment of advance to NAP	(1,769,000)	—
Re-invoicing for professional fees from NAP	(407,442)	(619,456)
Re-invoicing for professional fees to NAP	43,132	2,250
Acquisition of equipment from related companies[1]	(755,418)	—
Re-invoicing for professional fees to related companies	1,781	2,850

Advances from NAP are non interest bearing with no specific terms of repayment.

[1]	Related companies consist of Lac des Iles Mine Ltd. (“LDI”), which is a 100% wholly-owned subsidiary of the Company’s parent company, NAP. As the two companies are subject to common control by its parent, LDI is considered a related party.

12. FINANCIAL INSTRUMENTS

The Company has exposure to the following risks from its use of financial instruments: credit risk, market risk, currency risk, interest rate risk, commodity price risk and liquidity risk.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s exposure arises principally from its short term interest bearing deposits. Historically, the Company has not experienced any losses related to individual customers. The Company invests its cash, and cash equivalents primarily with a major Canadian bank.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31 2012	December 31
		2011
		(Unaudited)
Cash and cash equivalents	$553	$71

	$553	$71

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of currency, interest rate, and commodity price risks.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

(a)	Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency risk is related to the portion of the Company’s business transactions denominated in currencies other than Canadian dollars. The Company is exposed to fluctuations in exchange rates due to certain of its foreign based suppliers. The Company’s primary exposure is based upon the movements of the US dollar against the Canadian dollar. The Company’s foreign exchange risk management includes, from time to time, the use of foreign currency forward contracts to fix exchange rates on certain foreign currency exposures. The Company had not entered into any foreign exchange contracts in 2012 or 2011.

(b)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company does not enter into derivative financial instruments for speculative purposes. It is exposed to interest rate risk due to variable rates applied to certain capital leases. The Company does not hold any specific hedging instruments, nor does it hold any short term investments that would be significantly impacted from fluctuations in interest rates.

Management does not currently have borrowings or short term investments subject to variable interest rates and therefore, has not provided a sensitivity analysis of this impact on net earnings.

(c)	Commodity price risk

Commodity price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in commodity prices. The Company is particularly exposed to fluctuations in commodity prices from its sale of metals. From time to time the Company may enter into forward commodity sales contracts to hedge the effect on revenues of changes in the price of metals it produces. Gains and losses on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales over the term of the hedging contract. There were no outstanding derivative contracts for commodities outstanding as at December 31, 2012, 2011 and January 1, 2010.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity risk is to monitor the timing of sales and receivables, to ensure sufficient cash flows are generated from operations to meet the current debt requirements. Where insufficient liquidity may exist, the Company may pursue various debt and equity instruments for short or long term financing of its operations.

The table below analyzes the Company’s financial liabilities which will be settled into relevant maturity groupings based on the remaining balances at December 31, 2012 to the contractual maturity date.

	Total	In less than 1 year	Between 1 year and 5 years	More than 5 years
Accounts payable and accrued liabilities	$5,908	$5,908	$—	$—
Advances from NAP	$104,113	$104,113

Management monitors cash flow, in detail, on a daily basis, monthly through month-end reporting, quarterly through forecasting and yearly through the budget process.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Fair Values

The Company’s financial assets and liabilities consist of cash and cash equivalents, accounts payable and accrued liabilities, obligations under finance leases and advances from NAP.

Cash and cash equivalents are stated at fair value. The carrying value of accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of these financial instruments.

The fair value of the obligations under capital leases approximate their carrying value due to the interest rate implicit in the leases approximating interest rates available at this time for similar lease terms.

The table below details the assets and liabilities measured at fair value at December 31, 2012.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
Cash and cash equivalents	$553	$—	$—	$553

	$553	$—	$—	$553

The fair value of advances from NAP approximate the carrying value since the advances are non-interest bearing and have no fixed repayment terms.

13. CAPITAL DISCLOSURE

The Company’s objective is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business.

Management defines capital as the Company’s total shareholders’ equity and any advances from NAP. The board of directors does not establish quantitative return on capital criteria for management but rather promotes year over year sustainable profitable growth.

In order to maintain or adjust the capital structure, the Company may issue new shares, issue new debt or replace existing debt with different characteristics.

There were no changes in the Company’s approach to capital management during the year. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

14. COMMITMENTS

Operating Leases and Other Purchase Obligations

Operating leases and other purchase obligations have been disclosed in note 10.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

15. REVENUE FROM METAL SALES

	Total	Gold	Silver
2012
Year ended December 31
Revenue	$3,004	$2,919	$85

2011
Year ended December 31 (Unaudited)
Revenue	$26,812	$25,803	$1,009

Although the Company sells its refined metals to a limited number of customers, it is not economically dependent upon any one customer as there are other markets throughout the world for the Company’s metals.

16. CONTINGENCIES

From time to time, the Company is involved in litigation, investigations, or proceedings related to claims arising out of its operations in the ordinary course of business. At December 31, 2012, there were no current claims and lawsuits in the aggregate, even if adversely settled, that would have a material effect on the Company’s financial statements.

17. STATEMENT OF CASH FLOWS

(a) The net changes in non-cash working capital balances related to operations are as follows:

	December 31 2012	December 31
		2011
		(Unaudited)
Cash provided by (used in):
Taxes receivable	$(98)	$(3,991)
Inventories and stockpiles	448	110
Other assets	2,071	(1,995)
Accounts payable and accrued liabilities	(6,276)	2,821

	$(3,855)	$(3,055)

(b) During 2012, the Company acquired $669 (2011 - $218) of equipment by means of finance leases.

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

18. INCOME TAXES

Rate reconciliation

The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Quebec statutory income tax rates of approximately 26.9% (2011 – 28.4%):

	December 31 2012	December 31
		2011
		(Unaudited)
Income tax expense (recovery) using statutory income tax rates	$(15,962)	$(19,418)
Increase (decrease) in taxes resulting from:
Change in unrecognized temporary differences	15,864	19,343
Statutory permanent differences	98	75
Quebec mining duties	(4,704)	1,282
Other	—	(107)

Income and mining tax expense	$(4,704)	$1,175

Components of income tax expense

The details of the Company’s income and mining tax expense (recovery) are as follows:

	December 31 2012	December 31
		2011
		(Unaudited)
Current income tax expense (recovery):
Income taxes	$—	$(107)
Mining taxes	(440)	(1,775)
Deferred income tax expense (recovery):
Mining taxes	(4,264)	3,057

Total	$(4,704)	$1,175

Deferred tax liabilities

The following table summarizes the components of deferred income and mining tax:

	December 31 2012	December 31
		2011
		(Unaudited)
Deferred mining tax liabilities
Mining interest and Property, Plant and Equipment	$—	$(4,264)

Deferred tax liabilities, net	$—	$(4,264)

The following table summarizes the movement in deferred tax liabilities:

	December 31 2012	December 31
		2011
		(Unaudited)
Balance at the beginning of the year	$(4,264)	$(1,207)
Recognized in loss and comprehensive loss	4,264	(3,057)

Balance at the end of the year	$—	$(4,264)

Aurbec Mines Inc. (formerly “NAP Quebec Mines Ltd.”)

Notes to the Financial Statements

for the years ended December 31, 2012 and December 31, 2011

(expressed in thousands of Canadian dollars, except metal prices)

(information as at December 31, 2011 and for the year then ended and as at January 1, 2010 is unaudited)

Unrecognized deferred tax assets

Deferred income and mining tax assets have not been recognized in respect of the following items:

	December 31 2012	December 31
		2011
		(Unaudited)
Loss carryforwards	$15,175	$12,849
Deductible temporary differences, income taxes	$12,052	$2,745
Deductible temporary differences, mining taxes	$5,358	$2,891

The tax losses not recognized expire as per the amount and years noted below. The deductible temporary differences do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

Income tax attributes

As at December 31, 2012, the Company had the following approximate income tax attributes to carry forward:

	Amount	Expiry Date
Non-capital losses	$56,411	2026 - 2032
Undepreciated capital cost allowance	$9,404	Indefinite
Tax basis of mineral interests	$40,320	Indefinite
Tax basis of mineral interests, successored[1]	$5,690	Indefinite

[1]	Deductibility is restricted to income from specific mineral interests

19. SUBSEQUENT EVENTS

On March 22, 2013, NAP divested of its 100% interest in the Company through the disposal of all of the outstanding shares held by NAP to Maudore and the Company changed its name to Aurbec Mines Inc. Consideration received by NAP in exchange for the 100% interest in the Company included $18,000 cash and 1.5 million common shares of Maudore Minerals Ltd.

The purchase consideration was adjusted dollar for dollar for the net realizable value of the in-circuit precious metals inventory at the Sleeping Giant Mill at the date of the sale. This in-circuit precious metals inventory amount, which was agreed to be equal to $1,800, is to be paid to NAP half on or before September 22, 2013 and the remainder on or before March 22, 2014.

Finally, the purchase consideration includes a provision for future settlement of amounts relating to gold contained in the liners at the Sleeping Giant mill. The valuation of the settlement amount is contingent upon future determination of gold content, pricing and foreign exchange at the time the liners are changed. Management estimates that the total payment should not exceed $100.